Filed pursuant to Rule 433(d) - Registration Statement No. 333-132109
Nomura Home Equity Loan, Inc. Home Equity Loan Trust
Asset-Backed Certificates, Series 2006-HE3
$450 Million (+/- 10%)
(Approximate)
Free Writing Prospectus Supplement
July 24, 2006

Recipients must read the information contained in the Information Statement on page 2. Do not use or rely on this information if you have not received or reviewed the Information Statement. If you have not received the Information Statement, call your Nomura account representative for another copy. This Free Writing Prospectus Supplement supersedes any previously distributed information relating to the securities discussed in this communication and will be superseded by the information set forth in any subsequently distributed free writing prospectus supplement. The Underwriter is acting as underwriter/placement agent and not as an agent for the Depositor in connection with the proposed transaction.

Nomura Home Equity Loan, Inc. (the “Depositor”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus supplement relates. Before you invest, you should read the base prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the base prospectus if you request it by calling collect 1-212-667-2316.

This free writing prospectus supplement is not required to contain all information that is required to be included in the base prospectus.

The information in this free writing prospectus supplement is preliminary and is subject to completion or change.

The information in this free writing prospectus supplement, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus supplement relating to these securities.

The asset-backed securities referred to in this free writing prospectus supplement are being offered when, as and if issued. Our obligation to sell securities to you is conditioned on the securities having the characteristics described in this free writing prospectus supplement. If that condition is not satisfied, we will notify you, and neither the Issuing Entity nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

This free writing prospectus supplement is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

INFORMATION STATEMENT

The information set forth herein (the “Free Writing Prospectus Supplement”), together with any accompanying information, may be based only on a statistical sample of Mortgage Loans (defined below) (the “Statistical Pool”) expected to be included in the trust along with other Mortgage Loans on the Closing Date (defined below). In addition, certain Mortgage Loans contained in the Statistical Pool may be deleted from the pool of Mortgage Loans delivered to the trust on the Closing Date (the “Final Pool”). The Statistical Pool may not necessarily represent a statistically relevant sample, notwithstanding any contrary references herein. Furthermore, it is expected that the Statistical Pool will be larger than the Final Pool, and the aggregate principal balances of the Mortgage Loans in the Final Pool will be reduced from the Statistical Pool as described in this Free Writing Prospectus Supplement. Although Nomura Securities International, Inc. believes the information with respect to the Statistical Pool will be representative of the Final Pool (except with respect to aggregate principal balance of the Mortgage Loans, as described above), the collateral characteristics of the Final Pool may nonetheless vary from the collateral characteristics of the Statistical Pool.

If you have received this communication in error, please notify the sending party immediately by telephone and return the original to such party by mail.

STRUCTURAL SUMMARY
Class	Initial Principal Balance ($)(1)(2)	Coupon Type(3)	Coupon Index	WAL (year) (1) (4) (5)	Principal Window (months) (1) (4) (5)	Expected Rating (Moody’s/S&P)(2)	Legal Final Maturity
I-A-1	450,000,000	Floating	1M LIBOR	1.82	1-69	Aaa/AAA	Jul-36
II-A-1	Not offered hereby	Floating	1M LIBOR	Not offered hereby		Aaa/AAA	Jul-36
M-1		Floating	1M LIBOR			below AAA/Aaa	Jul-36
B-1		Floating	1M LIBOR			below AAA/Aaa	Jul-36
Total Offered	450,000,000

(1)	Approximate. Subject to a permitted variance of plus or minus 10%.
(2)	Final class sizes and ratings may vary and will be contingent on the Final Pool, excess spread and other structural attributes.
(3)
The pass-through rate for the Senior Certificates and Subordinate Certificates (each as defined herein) for each Distribution Date is a per annum rate equal to the lesser of (i) the sum of One-Month LIBOR for that Distribution Date plus the related certificate margin and (ii) the applicable Net Funds Cap (actual/360 accrual basis, 0 day delay). If the optional termination is not exercised on the first possible Distribution Date on which it is exercisable, the certificate margin for the Senior Certificates (as defined herein) will increase by 2.0x and the certificate margin for the Mezzanine and Privately Offered Certificates (each as defined herein) will increase by 1.5x.

(4)	Run to 10% Optional Termination.
(5)
Run at 100% PPC which assumes: For adjustable rate Mortgage Loans, 10%-30% CPR from month 1 through and including month 12; 30% CPR from month 13 through and including month 23; 55% CPR from month 24 through and including month 28; and 35% thereafter. For fixed rate Mortgage Loans, 5%-25% CPR from month 1 through and including month 12; and 25% CPR thereafter.

TRANSACTION SUMMARY

Issuing Entity:	Nomura Home Equity Loan, Inc., Home Equity Loan Trust, Series 2006-HE3

Cut-off Date:	August 1, 2006

Closing Date:	On or about August 31, 2006

Investor Settlement Date:	On or about August 31, 2006

Depositor:	Nomura Home Equity Loan, Inc.

Underwriter:	Nomura Securities International, Inc.

Sponsor:
Nomura Credit & Capital, Inc. The Sponsor will be making customary loan-level representations and warranties to the Depositor and acceptable to Freddie Mac pursuant to a purchase agreement to be entered into between the Sponsor and the Depositor.

Master Servicer and Securities Administrator:	Wells Fargo Bank, N.A.

Originators/Sellers:
The principal originators of the Mortgage Loans are: People’s Choice Home Loan, Inc., with respect to approximately 51.90% of the Group I Mortgage Loans and approximately 45.29% of the Mortgage Loans in the aggregate; First NLC Financial Services, LLC with respect to approximately 15.84% of the Group I Mortgage Loans and approximately 14.73% of the Mortgage Loans in the aggregate. The remainder of the Mortgage Loans were originated by various originators, none of which originated 10% or more of the Mortgage Loans.

Servicer:	Ocwen Loan Servicing, LLC

Trustee:	HSBC Bank USA, National Association

Custodian:	Wells Fargo Bank, N.A.

Credit Risk Manager:
Portfolio Surveillance Analytics, LLC, as Credit Risk Manager for the trust, will monitor the performance of and make recommendations to the Servicer regarding certain delinquent and defaulted Mortgage Loans. The Credit Risk Manager will rely upon Mortgage Loan data that is provided to it by the Servicer in performing its advisory and monitoring functions.

Interest Rate Swap Agreement:
The Senior Certificates and Subordinate Certificates will have the benefit of an interest rate swap agreement (the “Interest Rate Swap Agreement”) provided by a swap provider having a long-term credit rating of at least “A+” (or the equivalent) from at least one of the rating agencies rating the Offered Certificates (the “Swap Provider” ) commencing on the Distribution Date in August 2006 and terminating not more than five years later.

The Interest Rate Swap Agreement will be held through a supplemental interest trust (the “Supplemental Interest Trust”). The Trustee, as Supplemental Interest Trust Trustee, will enter into the Interest Rate Swap Agreement with the Swap Provider. See “The Interest Rate Swap Agreement” below.

Type of Offering:	The Offered Certificates will be offered from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Form of Registration:	The trust will issue the Offered Certificates initially in book-entry form through DTC, Clearstream Luxembourg and Euroclear.

Minimum Denomination:	For each class of Offered Certificates, $25,000 and multiples of $1 in excess thereof.

Record Date:
For each class of Offered Certificates, and for any Distribution Date, the business day preceding the applicable Distribution Date so long as such certificates remain in book-entry form (otherwise, the last business day of the month preceding the month in which such Distribution Date occurs).

Distribution Date:	The 25th day of each calendar month beginning in September 2006, or if such day is not a business day, then the following business day.

Last Scheduled Distribution Date:
The Distribution Date in July 2036 will be the last scheduled Distribution Date for the Offered Certificates. It is possible that the certificate principal balance of any class of Offered Certificates may not be fully paid or reduced to zero by such date.

Mortgage Pool:
The Mortgage Pool will contain conventional, one-to-four family fixed-rate and adjustable-rate mortgage loans secured by first or second liens on residential real properties (the “Mortgage Loans”). The Mortgage Loans have been divided into two loan groups which we sometimes refer to as Group I Mortgage Loans and the Group II Mortgage Loans.

Certificate Designations:	Class I-A-1 Certificates and one or more additional classes of certificates of comparable rating (the “Group I Certificates”).

Class II-A-1 Certificates and one or more additional classes of certificates of comparable rating (the “Group II Certificates” and together with the Group I Certificates, the “Senior Certificates”).

The Class M-1 Certificates and one or more additional classes of mezzanine certificates (collectively, the “Mezzanine Certificates”).

Only the Senior Certificates and the Mezzanine Certificates will be publicly offered (collectively, the “Offered Certificates”).

Additional Classes:
The Class B-1 Certificates and one or more classes of privately offered certificates (collectively, the “Privately Offered Certificates”, together with the Mezzanine Certificates, the “Subordinate Certificates”), and the Class P, Class X and Class R Certificates will not be publicly offered. Any information with regard to those classes is only provided to enhance the understanding of the Offered Certificates. The Privately Offered Certificates are subordinate to the Offered Certificates.

Due Period:
With respect to any Distribution Date, the second day of the calendar month preceding the month in which such Distribution Date occurs through the first of the month in which such Distribution Date occurs.

Prepayment Period:
With respect to any Distribution Date, the 16th of the immediately preceding calendar month (or with respect to the first Prepayment Period, the Closing Date) through the 15th of the month in which the Distribution Date occurs.

Interest Accrual Period:
The Interest Accrual Period for the Offered Certificates and any Distribution Date will be the period commencing on the immediately preceding Distribution Date (or, with respect to the first Interest Accrual Period, the Closing Date) and ending on the day immediately preceding the related Distribution Date. Calculations of interest on the Offered Certificates will be based on a 360-day year and the actual number of days elapsed during the related Interest Accrual Period.

Optional Termination:
At its option, the Master Servicer may purchase all but not less than all of the Mortgage Loans (and all properties acquired by the trust in respect of the Mortgage Loans) in the trust fund and thereby effect early retirement of the certificates if on such Distribution Date the outstanding aggregate stated principal balance of the Mortgage Loans (and all properties acquired by the trust in respect of the Mortgage Loans) has been reduced to less than or equal to 10% of the aggregate stated principal balance of the Mortgage Loans as of the Cut-off Date. Subject to certain additional conditions set forth in the pooling and servicing agreement, in the event that the Master Servicer fails to exercise its optional termination right, and if on such Distribution Date the outstanding aggregate stated principal balance of the Mortgage Loans (and all properties acquired by the trust in respect of the Mortgage Loans) has been reduced to less than or equal to 5% of the aggregate stated principal balance of the Mortgage Loans as of the Cut-off Date, Ocwen Loan Servicing, LLC, may, at its option, exercise such optional termination.

Taxation - REMIC:
For federal income tax purposes, the trust will make multiple real estate mortgage investment conduit (each a “REMIC”) elections, organized in a tiered REMIC structure. The Offered Certificates (exclusive of any right to receive payments from the Basis Risk Shortfall reserve account in respect of any Basis Risk Shortfall or from the supplemental interest trust, or the obligation to make payments to the supplemental interest trust pursuant to the Interest Rate Swap Agreement), the Class P Certificates and the Class X Certificates will represent beneficial ownership of “regular interests” in the related REMIC.

The Class R Certificates will represent the beneficial ownership of “residual interests” in the related REMIC.

Certain classes of Offered Certificates may be issued with original issue discount for federal income tax purposes.

Ratings:
The Offered Certificates are expected to be rated by Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) with the ratings indicated in the table on page 3 of this Free Writing Prospectus Supplement. There may be additional rating agencies rating the certificates.

Credit Enhancement Structure:
Senior/subordination, excess spread, overcollateralization and cross-collateralization. In addition, payments received in connection with the Interest Rate Swap Agreement (as described herein) may be available to cover realized losses on the Mortgage Loans.

ERISA Eligibility:
It is expected that the Offered Certificates may be purchased by, or with the assets of, employee benefit plans subject to ERISA or plans or arrangements subject to section 4975 of the Internal Revenue Code of 1986. Prior to the termination of the Supplemental Interest Trust, plans or persons using assets of a plan may purchase the offered securities if the purchase and holding meets the requirements of an investor-based class exemption issued by the Department of Labor.

SMMEA:	The Offered Certificates will not be SMMEA eligible.

CREDIT ENHANCEMENT AND RELATED DEFINITIONS

Overcollateralization — The Group I Mortgage Loans and Group II Mortgage Loans bear interest each month in an amount that, in the aggregate, is expected to exceed the amount needed to pay monthly interest on the certificates and certain related trust expenses. This excess interest will be applied to pay principal on the certificates entitled to principal in order to create and maintain the required level of overcollateralization. This overcollateralization will be available to absorb losses on the Group I Mortgage Loans and Group II Mortgage Loans. The required level of overcollateralization may increase or decrease over time. We cannot assure you that sufficient interest will be generated by the Group I Mortgage Loans and Group II Mortgage Loans to create and maintain the required level of overcollateralization or to absorb losses on the Group I Mortgage Loans and Group II Mortgage Loans.

Subordination and Allocation of Losses — The Senior Certificates will have a payment priority over the Subordinate Certificates. Each class of Subordinate Certificates will be subordinate to each other class of Subordinate Certificates with a lower payment priority. Losses on the Mortgage Loans, to the extent they exceed the amount of excess interest, overcollateralization and payments received from the swap provider in respect of the Interest Rate Swap Agreement, will be allocated to the Subordinate Certificates, in the reverse order of their priority of payment, until the certificate principal balance of each such class has been reduced to zero. The subordination amount will be an amount required by the Rating Agencies in order to achieve the ratings set forth on page 3 hereof.

Realized losses will not be allocated to the Senior Certificates. Investors in the Senior Certificates should note, however, that although realized losses cannot be allocated to such certificates, under certain loss scenarios there may not be enough principal and interest on the Mortgage Loans to distribute to the holders of the Senior Certificates all principal and interest amounts to which they are then entitled. The subordination amount will be an amount required by the Rating Agencies in order to achieve the ratings set forth on page 3 hereof.

Cross-collateralization — In certain limited circumstances, principal and interest collected from either the Group I Mortgage Loans or Group II Mortgage Loans may be used to pay principal or interest, or both, to the Senior Certificates unrelated to that loan group.

Aggregate Loan Balance — With respect to the Mortgage Loans and any Distribution Date, the aggregate of the stated principal balances of the Mortgage Loans as of the last day of the related Due Period.

Initial Overcollateralization Amount — As of the Closing Date, the Overcollateralization Amount will be a percentage of the Aggregate Loan Balance as of the Cut-off Date, as required by the Rating Agencies to achieve the ratings listed on page 3 hereof.

Overcollateralization Amount — For any Distribution Date, the excess, if any, of (a) the Aggregate Loan Balance for such Distribution Date over (b) the aggregate Certificate Principal Balance of the Senior Certificates and Subordinate Certificates on such Distribution Date (after taking into account the payment of 100% of the Principal Remittance Amount).

Stepdown Date — The later to occur of (x) the Distribution Date in September 2009 and (y) the first Distribution Date on which the Senior Enhancement Percentage (calculated for this purpose only after taking into account distributions of principal on the Mortgage Loans, but prior to any distributions to the holders of the Offered Certificates then entitled to distributions of principal on such Distribution Date) is greater than the percentage required by the Rating Agencies in order to achieve the ratings set forth on page 3 hereof.

Targeted Overcollateralization Amount — With respect to any Distribution Date prior to the Stepdown Date, a percentage (as required by the Rating Agencies in order to achieve the ratings set forth on page 3 hereof) of the Aggregate Loan Balance as of the Cut-off Date; with respect to any Distribution Date on or after the Stepdown Date and with respect to which a Trigger Event is not in effect, the greater of (a) a percentage (as required by the Rating Agencies in order to achieve the ratings set forth on page 3 hereof) of the Aggregate Loan Balance for such Distribution Date, or (b) a percentage (as required by the Rating Agencies in order to achieve the ratings set forth on page 3 hereof) of the Aggregate Loan Balance as of the Cut-off Date; with respect to any Distribution Date on or after the Stepdown Date with respect to which a Trigger Event is in effect, the Targeted Overcollateralization Amount for such Distribution Date will be equal to the Targeted Overcollateralization Amount for the Distribution Date immediately preceding such Distribution Date.

Trigger Events — There will be delinquency and loss trigger tests as required by the Rating Agencies in order to achieve the ratings set forth on page 3 hereof. Failure to satisfy any of these trigger tests will result in a Trigger Event.

Interest Rate Swap Agreement

Pursuant to the Interest Rate Swap Agreement, on each Distribution Date during the term of the Interest Rate Swap Agreement (i) the Securities Administrator (on behalf of the Supplemental Interest Trust and from funds of such trust) will make a payment (the “Fixed Swap Payment”) to the Swap Provider calculated in accordance with the Interest Rate Swap Agreement, and (ii) the Swap Provider will be obligated to make a payment to the Supplemental Interest Trust for the benefit of the holders of the Senior Certificates and Subordinate Certificates (the “Floating Swap Payment”) calculated in accordance with the Interest Rate Swap Agreement. The swap notional amount for each Distribution Date occurring during the term of the Interest Rate Swap Agreement will be set forth in the Interest Rate Swap Agreement.

A net payment will be required to be made on each Distribution Date during the term of the Interest Rate Swap Agreement (each such net payment, a Net Swap Payment) (a) by the Securities Administrator to the Swap Provider to the extent that the Fixed Swap Payment exceeds the corresponding Floating Swap Payment, or (b) by the Swap Provider to the Securities Administrator, to the extent the Floating Swap Payment exceeds the corresponding Fixed Rate Payment Any such Net Swap Payment will be deposited into the Supplemental Interest Trust and will be available for distribution as set forth below.

Upon early termination of the Interest Rate Swap Agreement, the Securities Administrator or the Swap Provider may be liable to make a swap termination payment (a “Swap Termination Payment”) to the other party (regardless of which party has caused the termination) in accordance with the procedures set forth in the Interest Rate Swap Agreement. In the event the Securities Administrator is required to make a Swap Termination Payment, the trust will be required to make a payment to the Securities Administrator in the same amount, which amount will be paid by the trust on the related Distribution Date and on any subsequent Distribution Dates until paid in full, prior to any distribution to the Senior Certificates and Subordinate Certificates, except for certain Swap Termination Payments resulting from an event of default or certain termination events with respect to the Swap Provider, for which payments by the trust to the Securities Administrator will be subordinated to all distributions to the Senior Certificates and Subordinate Certificates.

Except as described in the preceding sentence, amounts payable by the trust will be deducted from available funds before distributions to certificateholders.

•	Any Net Swap Payment payable to the Securities Administrator on behalf of the Supplemental Interest Trust by the Swap Provider will be distributed on the related Distribution Date as follows:

(1)
to the Senior Certificates pro rata based on amounts due, Current Interest and any Carryforward Interest for each such class and Distribution Date, after giving effect to distributions of such amounts as described under “Distributions of Interest”;

(2)
to the Subordinate Certificates, in the order of the payment priority for each such class, Current Interest and any Carryforward Interest for each such class and Distribution Date, after giving effect to distributions of such amounts as described under “Distributions of Interest”;

(3)
to the Subordinate Certificates, in the order of the payment priority for each such class, any applicable deferred amounts, with interest thereon at the applicable pass-through rate, prior to giving effect to amounts available to be paid in respect of deferred amounts as described under “Distribution of Monthly Excess Cashflow” on such Distribution Date;

(4)
to the holders of the class or classes of Senior Certificates and Subordinate Certificates then entitled to receive distributions in respect of principal, in an amount necessary to maintain or restore the Target Overcollateralization Amount after taking into account distributions made pursuant to clause (1)(A) under “Distribution of Monthly Excess Casfhlow”;

(5)
to the Senior Certificates and Subordinate Certificates, any applicable Basis Risk Shortfalls, prior to giving effect to any withdrawals from the Basis Risk Shortfall Reserve Fund from amounts available to be paid in respect of Basis Risk Shortfalls as described herein under “Distribution of Monthly Excess Cashflow” on such Distribution Date; and

	(6)	to the Class X Certificates, any remaining amounts.

Notwithstanding the foregoing, in no instance will such payments (other than payments made under clause (6) above) be made other than to the extent of losses and basis risk shortfalls.

DISTRIBUTIONS

The following terms are given the meanings shown below to help describe the cashflows on the Certificates:

Basis Risk Shortfall — With respect to any class of Senior Certificates and Subordinate Certificates and any Distribution Date, the sum of: (1) the excess, if any, of the related Current Interest (calculated without regard to the applicable Net Funds Cap) over the related Current Interest (as it may have been limited by the applicable Net Funds Cap) for the applicable Distribution Date; (2) any amount described in clause (1) remaining unpaid from prior Distribution Dates; and (3) interest on the amount in clause (2) for the related Interest Accrual Period calculated on the basis of the least of (x) one month LIBOR plus the applicable certificate margin and (y) the applicable Maximum Interest Rate.

Carryforward Interest — With respect to any class of Senior Certificates and Subordinate Certificates and any Distribution Date, the sum of (1) the amount, if any, by which (x) the sum of (A) Current Interest for that class of certificates for the immediately preceding Distribution Date and (B) any unpaid Carryforward Interest for such class from previous Distribution Dates exceeds (y) the actual amount distributed on such class in respect of interest on the immediately preceding Distribution Date and (2) interest on such amount for the related Interest Accrual Period at the applicable pass-through rate.

Current Interest— With respect to any class of Senior Certificates and Subordinate Certificates and any Distribution Date, the amount of interest accruing at the applicable pass-through rate on the related Certificate Principal Balance during the related Interest Accrual Period; provided, that as to each class of Senior Certificates and Subordinate Certificates, the Current Interest will be reduced by a pro rata portion of any net interest shortfalls to the extent not covered by excess interest.

Group I Excess Interest Amount — With respect to any Distribution Date, the product of the Monthly Excess Interest required to be distributed on that Distribution Date pursuant to subclause (1)(A) under “Distribution of Monthly Excess Cashflow” and a fraction the numerator of which is the Principal Remittance Amount derived from the Group I Mortgage Loans and the denominator of which is the Principal Remittance Amount, in each case for that Distribution Date.

Group II Excess Interest Amount — With respect to any Distribution Date, the product of the Monthly Excess Interest required to be distributed on that Distribution Date pursuant to subclause (1)(A) under “Distribution of Monthly Excess Cashflow” and a fraction the numerator of which is the Principal Remittance Amount derived from the Group II Mortgage Loans and the denominator of which is the Principal Remittance Amount, in each case for that Distribution Date.

Maximum Interest Rate— With respect to any Distribution Date and the related Interest Accrual Period, an annual rate equal to the weighted average of the maximum mortgage rates of the adjustable rate Mortgage Loans and the mortgage rates of the fixed rate Mortgage Loans in the related loan group as stated in the related mortgage notes minus the weighted average expense rate of the Mortgage Loans in the related loan group. The calculation of the Maximum Interest Rate will be based on a 360-day year and the actual number of days elapsed during the related accrual period.

Net Funds Cap— With respect to any Distribution Date and the Group I Certificates, a per annum rate equal to  the product of (I)(a) a fraction, expressed as a percentage, the numerator of which is the related Optimal Interest Remittance Amount for such Distribution Date and the denominator of which is the outstanding aggregate stated principal balance of the Group I Mortgage Loans for the immediately preceding Distribution Date, minus (b) the sum of (1) the Group I Allocation Percentage of any Net Swap Payment payable to the Swap Provider on such Distribution Date, divided by the outstanding aggregate stated principal balance of the Group I Mortgage Loans for the immediately preceding Distribution Date and (2) the Group I Allocation Percentage of any Swap Termination Payment (unless such payment is the result of a Swap Provider Trigger Event and to the extent not paid by the Securities Administrator from any upfront payment received pursuant to any replacement interest rate swap agreement that may be entered into by the Supplemental Interest Trust trustee) payable to the Swap Provider on such Distribution Date, divided by the outstanding aggregate stated principal balance of the Group I Mortgage Loans for the immediately preceding Distribution Date and (II) 12.

With respect to any Distribution Date and the Group II Certificates, a per annum rate equal to  the product of (I)(a) a fraction, expressed as a percentage, the numerator of which is the related Optimal Interest Remittance Amount for such Distribution Date and the denominator of which is the outstanding aggregate stated principal balance of the Group II Mortgage Loans for the immediately preceding Distribution Date, minus (b) the sum of (1) the Group II Allocation Percentage of any Net Swap Payment payable to the Swap Provider on such Distribution Date, divided by the outstanding aggregate stated principal balance of the Group II Mortgage Loans for the immediately preceding Distribution Date and (2) the Group II Allocation Percentage of any Swap Termination Payment (unless such payment is the result of a Swap Provider Trigger Event and to the extent not paid by the Securities Administrator from any upfront payment received pursuant to any replacement interest rate swap agreement that may be entered into by the Supplemental Interest Trust trustee) payable to the Swap Provider on such Distribution Date, divided by the outstanding aggregate stated principal balance of the Group II Mortgage Loans for the immediately preceding Distribution Date and (II) 12.

With respect to the Subordinate Certificates, a per annum rate equal to the weighted average (weighted on the basis of the results of subtracting from the outstanding aggregate stated principal balance of each loan group the current aggregate Certificate Principal Balance of the related Senior Certificates) of the Net Funds Cap for the Group I Certificates and the Net Funds Cap for the Group II Certificates.

In all cases, the Net Funds Cap will be adjusted to an effective rate reflecting the accrual of interest on an actual/360 basis.

Interest Remittance Amount — With respect to any Distribution Date and each loan group an amount generally equal to (A) the sum, without duplication, of (1) scheduled interest payments (other than Payaheads) and advances on the related Mortgage Loans, (2) the interest portion of Payaheads with respect to the related Mortgage Loans previously received and intended for application in the related Due Period, (3) the interest portion of all prepayments in full (net of interest on such prepayments in full for such Distribution Date) and partial prepayments received on the related Mortgage Loans during the related Prepayment Period, (4) all Compensating Interest, (5) the portion of any substitution adjustment amount and purchase price paid in connection with a repurchase of any Mortgage Loan allocable to interest or the exercise of the optional termination, up to the amount of the interest portion of the par value of the related Mortgage Loans, and (6) Liquidation Proceeds and Subsequent Recoveries (net of unreimbursed advances, servicing advances and other expenses, to the extent allocable to interest, and unpaid expense fees) collected with respect to the related Mortgage Loans during the related Due Period, to the extent allocable to interest, minus (B) amounts reimbursable to the Servicer, the Master Servicer, the Securities Administrator, the Trustee, the Custodian and the Credit Risk Manager, allocated to the respective loan group as provided in the pooling and servicing agreement.

Optimal Interest Remittance Amount — With respect to any Distribution Date and (A) the Senior Certificates, will be equal to the excess of (i) the product of (1)(x) the weighted average Net Mortgage Rates of the Mortgage Loans in the related loan group as of the first day of the related Due Period divided by (y) 12 and (2) the Aggregate Loan Balance of the Mortgage Loans in the related loan group for the immediately preceding Distribution Date, over (ii) any expenses that reduce the Interest Remittance Amount that did not arise as a result of a default or delinquency of the Mortgage Loans in the related loan group or were not taken into account in computing the expense fee rate, and (B) the Subordinate Certificates, will be equal to the excess of (i) the product of (1)(x) the weighted average Net Mortgage Rates of the Mortgage Loans as of the first day of the related Due Period divided by (y) 12 and (2) the Aggregate Loan Balance of the Mortgage Loans for the immediately preceding distribution date, over (ii) any expenses that reduce the Interest Remittance Amount that did not arise as a result of a default or delinquency of the Mortgage Loans or were not taken into account in computing the expense fee rate.

Distributions of Interest

With respect to the Senior Certificates and Subordinate Certificates, One-Month LIBOR shall be determined by the Securities Administrator on the second LIBOR business day preceding the commencement of each Interest Accrual Period except with respect to the first Interest Accrual Period for which the Underwriter will determine one-month LIBOR on or about August 29, 2006.

The amount of interest payable on each Distribution Date in respect of each class of Senior Certificates and Subordinate Certificates will equal the sum of (1) Current Interest for such class on such Distribution Date, (2) any Carryforward Interest for such class and such Distribution Date and (3) such class’s pro rata share of any Net Swap Payments or Swap Termination Payment received by the Securities Administrator from the Swap Provider on such Distribution Date, as necessary to cover shortfalls, less (b) such class’s pro rata share of any Net Swap Payments or Swap Termination Payments not due to a Swap Provider Trigger Event payable to the Swap Provider and to the extent not paid by the Securities Administrator from any upfront payment received pursuant to any replacement interest rate swap agreement that may be entered into by the Supplemental Interest Trust trustee.

With respect to each Distribution Date, to the extent that a Basis Risk Shortfall (described above) exists for any class of Senior Certificates and Subordinate Certificates, such class will be entitled to the amount of such Basis Risk Shortfall as described under “Distribution of Monthly Excess Cashflow” below and from available amounts on deposit in the Basis Risk Shortfall Reserve Fund.

•	On each Distribution Date, the Interest Remittance Amount for such Distribution Date will be paid in the following order of priority:

(1)
from the Interest Remittance Amount for loan group I and loan group II, the Group I Allocation Percentage and the Group II Allocation Percentage, as applicable, of any Net Swap Payment and any Swap Termination Payment paid to the Supplemental Interest Trust and owed to the Swap Provider (unless the Swap Provider is the sole Defaulting Party or the sole Affected Party (as defined in the ISDA Master Agreement)) and to the extent not paid by the Securities Administrator from any upfront payment received pursuant to any replacement interest rate swap agreement that may be entered into by the Supplemental Interest Trust trustee.

(2)
from the Interest Remittance Amount for the Group I and Group II Mortgage Loans remaining after payments pursuant to clause (1) above, to the Senior Certificates, pro rata based on amounts due, Current Interest and Carryforward Interest for such Distribution Date, provided that:

(a)
the Interest Remittance Amount for the Group I Mortgage Loans will be distributed in the following order of priority: (x) first, concurrently to the Group I Certificates, Current Interest and any Carryforward Interest for each such class for such Distribution Date; on a pro rata basis based on the entitlement of each such class; and then (y) concurrently, to the Group II Certificates, Current Interest and Carryforward Interest for each such class for such Distribution Date, on a pro rata basis based on the entitlement of each such class, after taking into account the distribution of the Interest Remittance Amount for the Group II Mortgage Loans on such Distribution Date; and

(b)
the Interest Remittance Amount for the Group II Mortgage Loans will be distributed in the following order of priority: (x) first, concurrently to the Group II Certificates, Current Interest and any Carryforward Interest for each such class for such Distribution Date, on a pro rata basis based on the entitlement of each such class; and then (y) concurrently, to the Group I Certificates, Current Interest and any Carryforward Interest for each such class for such Distribution Date, on a pro rata basis based on the entitlement of each such class, after taking into account the distribution of the Interest Remittance Amount for the Group I Mortgage Loans on such Distribution Date;

(3)
first, from the Interest Remittance Amount for the Group II Mortgage Loans, and then from the Interest Remittance Amount for the Group I Mortgage Loans remaining after payments pursuant to clauses (1) and (2) above, to the Subordinate Certificates, in the order of the payment priority for each such class, Current Interest and Carryforward Interest for each such class and Distribution Date;

(4)
for application as part of Monthly Excess Cashflow for such Distribution Date, as described under “Distribution of Monthly Excess Cashflow” below, any such Interest Remittance Amount remaining after application pursuant to clauses (1) through (3) above (such amount, “Monthly Excess Interest”) for such Distribution Date.

Principal Remittance Amount — With respect to each Distribution Date and each loan group, the Principal Remittance Amount is equal to the sum of (i) the scheduled principal payments on the Mortgage Loans due during the related Due Period, whether or not received on or prior to the related determination date; (ii) the principal portion of all proceeds received in respect of the repurchase of a Mortgage Loan (or, in the case of a substitution, certain amounts representing a principal adjustment as required by the pooling and servicing agreement) during the related Prepayment Period; (iii) the principal portion of all other unscheduled collections (other than Payaheads), including Insurance Proceeds, condemnation proceeds, Liquidation Proceeds, Subsequent Recoveries and all full and partial principal prepayments, received during the related Prepayment Period, to the extent applied as recoveries of principal on the Mortgage Loans; and (iv) the principal portion of Payaheads previously received on the Mortgage Loans and intended for application in the related Due Period, less (v) amounts payable or reimbursable to the Servicer, the Master Servicer, the Securities Administrator, the Trustee, the Custodian or the Credit Risk Manager allocated to the respective loan group as provided in the pooling and servicing agreement to the extent not paid or reimbursed from the Interest Remittance Amount.

Overcollateralization Release Amount — With respect to any Distribution Date, will be equal to the lesser of (x) the Principal Remittance Amount for such Distribution Date and (y) the amount, if any, by which (1) the Overcollateralization Amount for such date, exceeds (2) the Targeted Overcollateralization Amount for such Distribution Date.

Group I Allocation Amount — With respect to any Distribution Date, the product of the Senior Principal Payment Amount for that Distribution Date and a fraction the numerator of which is the Principal Remittance Amount derived from the Group I Mortgage Loans and the denominator of which is the Principal Remittance Amount, in each case for that Distribution Date.

Group I Allocation Percentage — With respect to any Distribution Date, the Aggregate Loan Group Balance of the Group I Mortgage Loans divided by the Aggregate Loan Balance of the Mortgage Loans.

Group II Allocation Amount — With respect to any Distribution Date, the product of the Senior Principal Payment Amount for that Distribution Date and a fraction the numerator of which is the Principal Remittance Amount derived from the Group II Mortgage Loans and the denominator of which is the Principal Remittance Amount, in each case for that Distribution Date.

Group II Allocation Percentage — With respect to any Distribution Date, the Aggregate Loan Group Balance of the Group II Mortgage Loans divided by the Aggregate Loan Balance of the Mortgage Loans.

Principal Payment Amount - — With respect to any Distribution Date will be equal to the Principal Remittance Amount for such Distribution Date minus the Overcollateralization Release Amount, if any, for such Distribution Date.

Senior Principal Payment Amount — With respect to any Distribution Date on or after the Stepdown Date and as long as a Trigger Event is not in effect with respect to such Distribution Date, will be the amount, if any, by which (x) the Certificate Principal Balances of the Senior Certificates immediately prior to such Distribution Date exceed (y) the lesser of (A) the product of (i) the percentage required by the Rating Agencies to achieve the ratings set forth on page 3 herein, and (ii) the Aggregate Loan Balance for such Distribution Date and (B) the amount, if any, by which (i) the Aggregate Loan Balance for such Distribution Date exceeds (ii) the percentage of the Aggregate Loan Balance as of the Cut-off Date, as required by the Rating Agencies to achieve the ratings set forth on page 3 herein.

Subordinate Principal Payment Amount — With respect to each class of Subordinate Certificates any Distribution Date on or after the Stepdown Date and as long as a Trigger Event is not in effect with respect to such Distribution Date, will be the amount, if any, by which (x) the sum of (i) the Certificate Principal Balances of the Senior Certificates and the Subordinate Certificates with a higher payment priority than the related class of Subordinate Certificates, in each case, after giving effect to payments on such Distribution Date and (ii) the Certificate Principal Balance of the related class of Subordinate Certificates immediately prior to such Distribution Date exceeds (y) the lesser of (A) the product of (i) the percentage required by the Rating Agencies to achieve the ratings set forth on page 3 herein and (ii) the Aggregate Loan Balance for such Distribution Date and (B) the amount, if any, by which (i) the Aggregate Loan Balance for such Distribution Date exceeds (ii) the percentage of the Aggregate Loan Balance as of the Cut-off Date, as required by the Rating Agencies to achieve the ratings set forth on page 3 herein.

Distributions of Principal

The Principal Payment Amount will be paid on each Distribution Date as follows:

(1)	On each Distribution Date (a) prior to the Stepdown Date or (b) with respect to which a Trigger Event is in effect, the Principal Payment Amount will be paid in the following order of priority:

A)
to the Supplemental Interest Trust from the Principal Payment Amount derived from the Group I Mortgage Loans and the Group II Mortgage Loans, the Group I Allocation Percentage and the Group II Allocation Percentage, as applicable, of any Net Swap Payment and any Swap Termination Payment owed to the Swap Provider (as defined in the ISDA Master Agreement and to the extent not paid by the Securities Administrator from any upfront payment received pursuant to any replacement interest rate swap agreement that may be entered into by the Supplemental Interest Trust Trustee)) remaining unpaid after the distribution of the Interest Remittance Amount on such Distribution Date;

	B)	i.
from the Principal Payment Amount derived from the Group I Mortgage Loans remaining after payments pursuant to clause (A) above, sequentially, to the Group I Senior Certificates, in the order of their payment priority, until the Certificate Principal Balance of each such class has been reduced to zero;

ii.
from the Principal Payment Amount derived from the Group II Mortgage Loans remaining after payments pursuant to clause (A) above, sequentially, to the Group II Senior Certificates, in the order of their payment priority, until the Certificate Principal Balance of each such class has been reduced to zero;

	C)	i.
from the Principal Payment Amount derived from the Group I Mortgage Loans remaining after payments pursuant to clauses (A) and (B) above and after the Certificate Principal Balance of the Group I Certificates has been reduced to zero, sequentially, to the Group II Certificates, in the order of their payment priority, after taking into account payments pursuant to clause 1(B)(i) above, until the Certificate Principal Balance of each such class has been reduced to zero;

ii.
from the Principal Payment Amount derived from the Group II Mortgage Loans remaining after payments pursuant to clauses (A) and (B) above and after the Certificate Principal Balances of the Group II Certificates have been reduced to zero, to the Group I Certificates, in the order of their payment priority, after taking into account payments pursuant to clause 1(B)(ii) above, until the Certificate Principal Balance of each such class has been reduced to zero ;

	D)	to each class of Subordinate Certificates, in the order of their payment priority, until the Certificate Principal Balance of each such class has been reduced to zero; and

E)
for application as part of Monthly Excess Cashflow for such Distribution Date, as described under “Distribution of Monthly Excess Cashflow”, any such Principal Payment Amount remaining after application pursuant to clauses 1(A) through (D) above.

(2)
On each Distribution Date (a) on or after the Stepdown Date and (b) with respect to which a Trigger Event is not in effect, the Principal Payment Amount will be paid in the following order of priority:

A)
to the Supplemental Interest Trust from the Principal Payment Amount derived from the Group I Mortgage Loans and the Group II Mortgage Loans, the Group I Allocation Percentage and the Group II Allocation Percentage, as applicable, of any Net Swap Payment or Swap Termination Payment owed to the Swap Provider (as defined in the ISDA Master Agreement and to the extent not paid by the Securities Administrator from any upfront payment received pursuant to any replacement interest rate swap agreement that may be entered into by the Supplemental Interest Trust trustee)) remaining unpaid after the distribution of the Interest Remittance Amount on such Distribution Date;

	B)	i.
from the Principal Payment Amount derived from the Group I Mortgage Loans remaining after payments pursuant to clause (A) above, sequentially, to each class of Group I Senior Certificates, the Group I Allocation Percentage of the Senior Principal Payment Amount until the Certificate Principal Balance of each such class has been reduced to zero;

ii.
from the Principal Payment Amount derived from the Group II Mortgage Loans remaining after payments pursuant to clause (A) above, sequentially, to each class of Group II Senior Certificates, the Group II Allocation Percentage of the Senior Principal Payment Amount until the Certificate Principal Balance of each such class has been reduced to zero;

	C)	i.
from the Principal Payment Amount derived from the Group I Mortgage Loans remaining after payments pursuant to clauses (A) and (B) above and after the Certificate Principal Balance of the Group I Senior Certificates has been reduced to zero, sequentially, to each class of Group II Senior Certificates, after taking into account payments pursuant to clause 2(B)(ii) above, until the Certificate Principal Balance of each such class has been reduced to zero;

ii.
from the Principal Payment Amount derived from the Group II Mortgage Loans remaining after payments pursuant to clauses (A) and (B) above and after the Certificate Principal Balances of the Group II Senior Certificates have been reduced to zero, sequentially, to each class of Group I Senior Certificates, after taking into account payments pursuant to clause 2(B)(i) above, until the Certificate Principal Balance of each such class has been reduced to zero

D)
to each class of Subordinate Certificates, in the order of their payment priority, the Subordinate Principal Payment Amount for such Distribution Date until the Certificate Principal Balance of each such class has been reduced to zero; and

E)
for application as part of Monthly Excess Cashflow for such Distribution Date, as described under “Distribution of Monthly Excess Cashflow”, any such Principal Payment Amount remaining after application pursuant to clauses 2(A) through (D) above.

The foregoing notwithstanding, on and after the Distribution Date on which the aggregate Certificate Principal Balance of each class of Subordinate Certificates has been reduced to zero, distributions to the Group I Senior Certificates and Group II Senior Certificates will be allocated to each class of Group I Senior Certificates and each class of Group II Senior Certificates, on a pro rata basis based on the Certificate Principal Balance of each such class, until the Certificate Principal Balance of each such class has been reduced to zero.

Distribution of Monthly Excess Cashflow

On each Distribution Date, monthly excess cashflow will be distributed in the following order of priority:

(1)	A)
until the aggregate Certificate Principal Balance of the Senior Certificates and the Subordinate Certificates equals the Aggregate Loan Balance for such Distribution Date minus the Targeted Overcollateralization Amount for such date, on each Distribution Date (a) prior to the Stepdown Date or (b) with respect to which a Trigger Event is in effect, to the extent of Monthly Excess Interest for such Distribution Date, to the Senior Certificates and Subordinate Certificates, in the following order of priority:

i.
(a) the Group I Excess Interest Amount in the following order of priority: (x) first, sequentially, to the Group I Senior Certificates, until the Certificate Principal Balance of each such class has been reduced to zero, and then (y) sequentially, to each class of Group II Senior Certificates, after taking into account the distribution of the Group II Excess Interest Amount, until the Certificate Principal Balance of each such class has been reduced to zero;

(b) the Group II Excess Interest Amount in the following order of priority: (x) first, sequentially, to each class of Group II Senior Certificates, until the Certificate Principal Balance of each such class has been reduced to zero, and then (y) sequentially, to each class of Group I Senior Certificates, after taking into account the distribution of the Group I Excess Interest Amount, until the Certificate Principal Balance of each such class has been reduced to zero; and

		ii.	to each class of Subordinate Certificates, in the order of their payment priority, until the Certificate Principal Balance of each such class has been reduced to zero;

B)
on each Distribution Date on or after the Stepdown Date and with respect to which a Trigger Event is not in effect, to fund any principal distributions required to be made on such Distribution Date set forth above in subclause 2 under “Distributions of Principal”, after giving effect to the distribution of the Principal Payment Amount for such Distribution Date, in accordance with the priorities set forth therein;

	(2)	to each class of Subordinate Certificates, sequentially in the order of their payment priority, any deferred amount for each such class;

(3)
to the Basis Risk Shortfall Reserve Fund and then from the Basis Risk Shortfall Reserve Fund to the each class of Group I Senior Certificates and each class of Group II Senior Certificates, concurrently, any Basis Risk Shortfall for each such class, on a pro rata basis based on the entitlement of each such class;

(4)
to the Basis Risk Shortfall Reserve Fund and then from the Basis Risk Shortfall Reserve Fund to each class of Subordinate Certificates, sequentially in the order of their payment priority, any Basis Risk Shortfall for each such class;

(5)
to the Supplemental Interest Trust, any Swap Termination Payment owed to the Swap Provider in the event of a Swap Provider Trigger Event and the Swap Provider is the sole Defaulting Party or the sole Affected Party (as defined in the ISDA Master Agreement) not paid on prior Distribution Dates and to the extent not paid by the Securities Administrator from any upfront payment received pursuant to any replacement interest rate swap agreement that may be entered into by the Supplemental Interest Trust trustee;

	(6)	to the Class X Certificates, the amount distributable to such class pursuant to the pooling and servicing agreement; and

	(7)	to the Class R Certificates, any remaining amount. It is not anticipated that any amounts will be distributed to the Class R Certificates under this clause (7).

Notwithstanding the foregoing, distributions pursuant to subparagraphs (2) through (4) above on any Distribution Date will be made after giving effect to payments received pursuant to the Interest Rate Swap Agreement.